UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendments to Articles of Incorporation and Bylaws
(PPL Electric Utilities Corporation)

PPL Electric Utilities Corporation (“PPL Electric”) plans to implement electronic Direct Registration for its capital stock, pursuant to which share issuances and transfers will be recorded in book-entry form by PPL Electric’s transfer agent, Wells Fargo Bank, N.A.
In connection with the switch to Direct Registration, the Board of Directors of PPL Electric approved amendments to its Amended and Related Articles of Incorporation and Bylaws, effective as of March 30, 2006. Specifically, Article XI was added to the Amended and Related Articles of Incorporation and reads in its entirety as follows:

“Uncertificated Shares. Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”

Also in connection with the switch to Direct Registration, Article VI of PPL Electric’s Bylaws was amended, effective March 30, 2006, to read in its entirety as provided in PPL Electric’s amended and restated Bylaws, incorporated herein by reference as Exhibit 3.2 of this Form 8-K report.

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

Consent Agreement with Pennsylvania Department of Environmental Protection
(PPL Corporation and PPL Energy Supply, LLC)

As previously disclosed, PPL Corporation (“PPL”) has been in discussions with the Pennsylvania Department of Environmental Protection (“DEP”) concerning the thermal discharges from its Brunner Island power plant in York County, Pennsylvania into the Susquehanna River. The DEP had stated that the temperature of the cooling water discharge at the Brunner Island plant must be lowered and that it believes the plant was in violation of a permit condition regarding the discharge. On March 27, 2006, PPL reached a consent agreement with the DEP to install mechanical draft cooling towers at the Brunner Island plant that will reduce the temperature of water discharges. PPL expects construction of the cooling towers to begin by the end of 2007 and for the towers to be in service in the spring of 2010. The expected capital cost of the installation of the towers is approximately $125 million.
A copy of PPL’s press release relating to the consent agreement with the Pennsylvania DEP is attached as Exhibit 99.1 and is incorporated herein by reference.

PJM Billing Dispute
(PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation)

As previously disclosed, PPL Electric, Exelon Corporation (“Exelon”) and the PJM Interconnection, L.L.C. (“PJM”) are involved in a dispute before the Federal Energy Regulatory Commission (“FERC”) regarding an error in PJM’s billing process. Exelon has alleged that the error resulted in its subsidiary, PECO Energy, Inc., being billed by PJM for transmission congestion charges at PPL Electric’s Elroy substation. PPL Electric recognized an after-tax charge of approximately $27 million (or $0.07 per share for PPL) in the first quarter of 2005 for a loss contingency related to this matter. The pre-tax accrual was approximately $47 million, representing the entire amount of Exelon's claim plus interest.  PPL Electric and Exelon had filed with the FERC a proposed settlement agreement under which PPL Electric would have paid $33 million plus interest over a four-year period to PJM through a new transmission charge that, under applicable law, would be recoverable from PPL Electric's retail customers. Also, all PJM market participants would have paid approximately $8 million plus interest over a four-year period to PJM through a new market adjustment charge. PJM would have forwarded amounts collected under these new charges to PECO. In an order dated March 21, 2006, the FERC rejected the settlement agreement indicating that the agreement involves material issues of fact that it cannot decide without further information. The FERC ordered the matter to be set for hearing.
On March 30, 2006, PPL Electric and Exelon filed with the FERC a new proposed settlement agreement under which PPL Electric would pay approximately $41 million over a five-year period to PJM through a new transmission charge that, under applicable law, would be recoverable from PPL Electric's retail customers. PJM would forward amounts collected under this new charge to PECO.
PPL and PPL Electric cannot be certain of the outcome of this matter or the impact on PPL and its subsidiaries.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	3.1 -	Article XI of PPL Electric’s Articles of Incorporation, effective March 30, 2006.
	3.2 -	PPL Electric’s Bylaws, as amended and restated effective March 30, 2006.
	99.1 -	Press Release, dated March 27, 2006, announcing PPL's consent agreement with the Pennsylvania Department of Environmental Protection.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: March 30, 2006